Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
APRIL 21, 2014	CONTACT BEN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR FIRST QUARTER

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported a first quarter earnings increase of 8.0%. Net income totaled $1.8 million for the three months ended March 31, 2014, compared to $1.7 million for the three months ended March 31, 2013.

The earnings of $1.8 million for the three months ended March 31, 2014, represent $0.63 earnings per basic and diluted share. For the first three months of 2014, the return on average assets (ROA) was 1.01% and the return on equity (ROE) was 10.11%. At March 31, 2014, the Bancorp’s assets totaled $723.6 million.

"Our strong earnings for the first quarter have given the Bank a good start for the year.  Earnings are up as our strategic focus continues to be driven by banking fundamentals.  Core earnings are up, operating expenses are stable, and assets have grown due to an increase in small business lending" said David A. Bochnowski, chairman and chief executive officer.

“As the economy continues to improve, the Bank’s strong capital position will support the continued growth of Peoples Bank.  Counting the acquisition of First Federal that closed in early April and our growing Wealth Management business, the Bank’s total assets under management now exceed $1 billion,” said Benjamin Bochnowski, chief operating officer. “This is a significant milestone in our 104 year history, and demonstrates our management team’s skill in executing the Bank’s strategic plan.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $5.9 million for the three months ended March 31, 2014 for an increase of $71 thousand or 1.2%, compared to $5.8 million for the three months ended March 31, 2013. The Bancorp’s net interest margin on a tax adjusted basis was 3.79% for the three months ended March 31, 2014, compared to 3.77% for the three months ended March 31, 2013.

Noninterest Income

Noninterest income from banking activities totaled $1.5 million for the three months ended March 31, 2014, compared to $1.4 million for the three months ended March 31, 2013, an increase of $164 thousand or 12.0%. The noninterest income increase for the three month period is primarily a result of higher income from the sale of securities, income from wealth management operations and income related to bank owned life insurance.

Noninterest Expense

Noninterest expense related to operating activities totaled $4.83 million for the three months ended March 31, 2014, compared to $4.80 million for the three months ended March 31, 2013, an increase of $34 thousand or 0.7%. The noninterest expense increase for the three month period is primarily a result of higher data processing expense related to increased core processing system utilization.

Funding

At March 31, 2014, core deposits totaled $431.9 million, an increase of $14.7 million or 3.5%, compared to December 31, 2013. Core deposits include checking, savings, and money market accounts and represented 72.9% of the Bancorp’s total deposits at March 31, 2014. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. During the first three months of 2014, certificate of deposit balances increased by $4.3 million or 2.7%, compared to December 31, 2013. In addition, at March 31, 2014, borrowings and repurchase agreements totaled $54.2 million, an increase of $9.3 million or 20.6%, compared to December 31, 2013. The increase in borrowed funds is a result of funding balance sheet growth opportunities.

Lending

The Bancorp’s loan portfolio totaled $453.0 million at March 31, 2014. During the first three months of 2014, the Bancorp originated $53.6 million in new loans. The strong loan originations resulted in net loan growth of $15.2 million during the same period. Commercial loans, construction & development loans, government loans and consumer related loans increased by $16.3 million in the aggregate during the first three months of 2014, while residential mortgage loans decreased by $1.1 million. During the three months ended March 31, 2014, $3.5 million of newly originated fixed rate mortgage loans were sold into the secondary market.

Investing

The Bancorp’s securities portfolio totaled $198.2 million at March 31, 2014, compared to $194.3 million at December 31, 2013, an increase of $3.9 million or 2.0%. The securities portfolio represents 29.2% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $30.9 million at March 31, 2014, compared to $21.1 million at December 31, 2013, an increase of $9.8 million or 46.3%.

Asset Quality

At March 31, 2014, non-performing loans totaled $7.0 million, compared to $4.0 million at December 31, 2013, an increase of $3.0 million. The Bancorp’s ratio of non-performing assets to total assets was 1.34% at March 31, 2014, compared to 0.91% at December 31, 2013. In addition, the Bancorp’s ratio of non-performing loans to total loans was 1.55% at March 31, 2014, compared to 0.90% at December 31, 2013. The increase in non-performing loans for 2014 is primarily the result of the addition of one commercial real estate loan that was originated during 2007.

For the three months ended March 31, 2014, loan loss provisions totaled $245 thousand, while $135 thousand in provisions were recorded for the three months ended March 31, 2013. The 2014 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan recoveries, net of charge-offs, totaled $9 thousand for the three months ended March 31, 2014, compared to charge-offs, net of recoveries, of $209 thousand for the three months ended March 31, 2013. At March 31, 2014, the allowance for loan losses totaled $7.4 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.64% at March 31, 2014 and at December 31, 2013. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 106.25% at March 31, 2014, compared to 181.82% at December 31, 2013.

Capital Adequacy

At March 31, 2014, shareholders’ equity stood at $69.8 million or 9.6% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2014 were 15.2% for total capital to risk-weighted assets, 14.0% for tier 1 capital to risk-weighted assets and 9.9% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp, is considered well capitalized. The book value of the Bancorp’s stock stood at $24.52 per share at March 31, 2014.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 14 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward-looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp

Quarterly Financial Report

Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2014	2013
Return on equity	10.11%	9.52%
Return on assets	1.01%	0.97%
Basic earnings per share	$0.63	$0.59
Diluted earnings per share	$0.63	$0.59
Yield on loans	4.34%	4.51%
Yield on security investments	2.61%	2.47%
Total yield on earning assets	3.79%	3.86%
Cost of deposits	0.19%	0.22%
Cost of borrowings	1.00%	1.27%
Total cost of funds	0.27%	0.30%
Net interest margin - tax equivalent	3.79%	3.77%
Noninterest income / average assets	0.86%	0.79%
Noninterest expense / average assets	2.72%	2.79%
Net noninterest margin / average assets	-1.86%	-2.00%
Efficiency ratio	65.27%	66.93%
Effective tax rate	22.41%	25.25%
Dividend declared per common share	$0.22	$0.19

	March 31,
	2014	December 31,
	(Unaudited)	2013
Net worth / total assets	9.64%	9.63%
Book value per share	$24.52	$23.50
Non-performing assets to total assets	1.34%	0.91%
Non-performing loans to total loans	1.55%	0.90%
Allowance for loan losses to non-performing loans	106.25%	181.82%
Allowance for loan losses to loans outstanding	1.64%	1.64%
Foreclosed real estate to total assets	0.15%	0.16%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2014	2013
Interest income:
Loans	$4,895	$5,006
Securities & short-term investments	1,393	1,257
Total interest income	6,288	6,263
Interest expense:
Deposits	275	303
Borrowings	141	159
Total interest expense	416	462
Net interest income	5,872	5,801
Provision for loan losses	245	135
Net interest income after provision for loan losses	5,627	5,666
Noninterest income:
Fees and service charges	594	591
Wealth management operations	378	367
Gain on sale of securities, net	350	128
Increase in cash value of bank owned life insurance	102	87
Gain on sale of loans held-for-sale, net	75	159
Gain on foreclosed real estate, net	12	17
Other	16	14
Total noninterest income	1,527	1,363
Noninterest expense:
Compensation and benefits	2,646	2,642
Occupancy and equipment	790	782
Data processing	276	240
Marketing	118	108
Federal deposit insurance premiums	91	122
Other	908	901
Total noninterest expense	4,829	4,795
Income before income taxes	2,325	2,234
Income tax expenses	521	564
Net income	$1,804	$1,670

NorthWest Indiana Bancorp

Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	March 31,
	2014	December 31,	Change	Mix
	(Unaudited)	2013	%	%
Total assets	$723,596	$693,453	4.3%
Cash & cash equivalents	$30,894	$21,124	46.3%
Securities - available for sale	$198,200	$194,296	2.0%

Loans receivable:
Construction and land development	$23,229	$21,462	8.2%	5.1%
1-4 first liens	140,051	141,186	-0.8%	30.9%
Multifamily	32,373	30,782	5.2%	7.1%
Commercial real estate	151,329	144,378	4.8%	33.4%
Commercial business	61,199	57,716	6.0%	13.5%
1-4 Junior Liens	1,117	1,186	-5.8%	0.2%
HELOC	18,060	16,903	6.8%	4.0%
Lot loans	2,311	2,389	-3.3%	0.5%
Consumer	262	232	13.0%	0.1%
Government and other	23,114	21,587	7.1%	5.1%
Total loans	$453,045	$437,821	3.5%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$82,760	$73,430	12.7%	14.0%
Interest bearing checking	115,503	123,299	-6.3%	19.5%
Savings	89,581	84,460	6.1%	15.1%
MMDA	144,094	136,088	5.9%	24.3%
Total core deposits	431,938	417,277	3.5%	72.9%
Certificates of deposit	159,866	155,616	2.7%	27.1%
Total deposits	$591,804	$572,893	3.3%	100.0%

Borrowings	$54,188	$44,929	20.6%
Stockholder's equity	$69,755	$66,761	4.5%

Asset Quality	March 31,
(Dollars in thousands)	2014	December 31,	Change
	(Unaudited)	2013	%
Nonaccruing loans	$6,437	$3,780	70.3%
Accruing loans delinquent more than 90 days	568	174	226.4%
Securities in non-accrual	1,591	1,252	27.1%
Foreclosed real estate	1,119	1,084	3.2%
Total nonperforming assets	$9,715	$6,290	54.5%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$1,714	$1,703	0.6%
ALL general allowances for loan portfolio	5,729	5,486	4.4%
Total ALL	$7,443	$7,189	3.5%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$3,149	$569	453.4%
Nonaccruing troubled debt restructurings, compliant (2)	76	534	-85.8%
Accruing troubled debt restructurings	5,744	8,148	-29.5%
Total troubled debt restructurings	$8,969	$9,251	-3.0%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At March 31,	Minimum Required
	2014	To Be Well Capitalized
	Actual Ratio	Under Prompt Corrective
	(Unaudited)	Action Regulations

Total capital to risk-weighted assets	15.2%	10.0%
Tier 1 capital to risk-weighted assets	14.0%	6.0%
Tier 1 capital to adjusted average assets	9.9%	5.0%